                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                          KIMBERLY-CLARK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                     N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

                                     N/A
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     (2) Aggregate number of securities to which transaction applies:

                                     N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                     N/A
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     (4) Proposed maximum aggregate value of transaction:

                                     N/A
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     (5) Total fee paid:

                                     N/A
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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                                     N/A
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     (2) Form, Schedule or Registration Statement No.:

                                     N/A
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     (3) Filing Party:

                                     N/A
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     (4) Date Filed:

                                     N/A
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

                                                                   March 6, 1996

[KIMBERLY-CLARK CORPORATION LOGO]

                                                     WAYNE R. SANDERS
                                                     Chairman of the Board and
                                                     Chief Executive Officer

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 18, 1996, at 11:00 a.m. at the Corporation's Roswell Operations Headquarters, 1400 Holcomb Bridge Road, Roswell, Georgia.

     At the Annual Meeting, stockholders will be asked to elect four directors for a three-year term, approve the selection of the Corporation's independent auditor and approve an Outside Directors' Stock Compensation Plan. All these matters are fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. However, if you wish to vote in accordance with the directors' recommendations, all you need do is sign and date the card.

     Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                                Sincerely,

                                                /s/  WAYNE R. SANDERS

                                                Wayne R. Sanders

                           KIMBERLY-CLARK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 18, 1996

     The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Corporation's Roswell Operations Headquarters, 1400 Holcomb Bridge Road, Roswell, Georgia, on Thursday, April 18, 1996, at 11:00 a.m. for the following purposes:

        1. To elect four directors for a three-year term to expire at the 1999 Annual Meeting of Stockholders;

        2. To approve the selection of Deloitte & Touche LLP as independent auditor;

        3. To approve an Outside Directors' Stock Compensation Plan; and

        4. To take action upon any other business which properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 19, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States.

     The accompanying Proxy Statement also is used to solicit voting instructions for the shares of the Corporation's common stock which are held by the trustees of the Corporation's Salaried and Hourly Employees Incentive Investment Plans and the Kimberly-Clark Tissue Company Investment Plans for Salaried and Hourly Employees for the benefit of the participants in the plans. It is important that each participant in any such plan sign, date and return the voting instruction card which is enclosed with the Proxy Statement in the business reply envelope provided. No postage is necessary if mailed in the United States.

                                            By order of the Board of Directors.

                                            /s/  DONALD M. CROOK

                                            Donald M. Crook
                                            Vice President and Secretary

P. O. Box 619100
Dallas, Texas 75261-9100
March 6, 1996

                                PROXY STATEMENT

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
March 6, 1996

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on April 18, 1996 and at any adjournment thereof. Proxies in the accompanying form, properly signed and received in time for the meeting, will be voted as instructed. If no instructions are given, proxies will be voted for the election of directors, the approval of the selection of the Corporation's independent auditor and the approval of the Outside Directors' Stock Compensation Plan. Any proxy may be revoked by the stockholder granting it at any time before it is voted by delivering to the Secretary of the Corporation another signed proxy card, or a signed document revoking the earlier proxy.

     Each stockholder of record at the close of business on February 19, 1996 will be entitled to one vote for each share registered in such stockholder's name. As of that date, there were outstanding 282,665,756 shares of common stock of the Corporation.

     The entire cost of the proxy solicitation, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners, will be borne by the Corporation. In addition to the use of the mail, solicitation may be made by telephone or otherwise by regular employees of the Corporation. If undertaken, the expense of such solicitation would be nominal. The Corporation has retained W.F. Doring & Co., Inc. to aid in the solicitation of proxies from its stockholders. The fees of such firm are estimated to be $10,000, plus reimbursement of out-of-pocket expenses.

     Stockholders' proxies are received by the Corporation's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders request disclosure or write comments on their proxy cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive vote tallies from time to time from the independent proxy processing agent, but such tallies will provide aggregate data rather than names of stockholders. The agent will notify the Corporation if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

     The Corporation intends to mail this Proxy Statement and proxy card, together with the 1995 Annual Report to Stockholders, to the stockholders on March 6, 1996. If a stockholder is a participant in the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder's account in such plan, as well as shares registered in the stockholder's name.

     The Corporation also intends to mail this Proxy Statement, the 1995 Annual Report to Stockholders and a voting instruction card, which is solicited on behalf of the Board of Directors of the Corporation, on March 6, 1996 to each participant in the Corporation's Salaried and Hourly Employees Incentive Investment Plans and the Investment Plans for Salaried and Hourly Employees of Kimberly-Clark Tissue Company, a wholly owned subsidiary of the Corporation ("K-C Tissue"). Both the trustee of the Corporation's plans, Harris Trust and Savings Bank, and the trustee of K-C Tissue's plans, Bank of New York, as the stockholders of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions such participant gives on such voting instruction card.

PROPOSAL 1. ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors shall consist of not less than 11 nor more than 25 members, as determined from time to time by the affirmative vote of a majority of the entire Board of Directors, and that the Board shall be divided into three classes. Directors of one class are elected each year for a term of three years. As of the date of this Proxy Statement, the Board of Directors consists of 16 members, six of whom have terms which expire at this year's Annual Meeting (Class of 1996), five of whom have terms which expire at the 1997 Annual Meeting (Class of 1997), and five of whom have terms which expire at the 1998 Annual Meeting (Class of 1998). James G. Grosklaus, who is currently a director of the Class of 1996, is retiring from the Board of Directors and will not stand for re-election at this year's Annual Meeting. In addition, three former directors of Scott Paper Company, John F. Fort, III, Peter Harf and Gary L. Roubos, who are currently directors of the Class of 1996 and who were elected to the Board effective December 12, 1995 upon the closing of the merger with Scott Paper Company pursuant to the terms of the merger agreement governing the transaction, will not stand for re-election at this year's Annual Meeting. Therefore, in order to align the Classes for a reduced Board size as of the date of this year's Annual Meeting, the Board of Directors has resolved that, effective as of the Annual Meeting, the Board shall consist of 12 members, with four members in each Class.

     The four nominees for director set forth on the following pages are proposed to be elected at the Annual Meeting to serve for a term to expire at the 1999 Annual Meeting of Stockholders (Class of 1999) and until their successors are elected and have qualified. Should any such nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining eight directors will continue to serve as directors for the terms set forth on the following pages.

     Under Section 216 of the Delaware General Corporation Law and the Corporation's By-laws, a majority of the shares of the Corporation's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND NOMINEES

     The names of the directors continuing in office and nominees, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are as set forth on the following pages by Class, in the order of the next Class to stand for election.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 1999)

                          JOHN F. BERGSTROM                             President and
                                                                        Chief Executive Officer
                                                                        Bergstrom Corporation
                          Mr. Bergstrom, age 49, has served as President and Chief Executive Officer of
--------------------      Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years.
                          Bergstrom Corporation owns and operates hotels, and automobile sales and
     [PHOTO]              leasing businesses, in Wisconsin. Mr. Bergstrom is a director of the Wisconsin
--------------------      Energy Corporation, Universal Foods Corporation, The First National Bank-Fox
                          Valley, Midwest Express Holdings, Inc., an equity company of the Corporation, and the Green Bay Packers. He also is a member of the Board of Trustees of
                          Marquette University, the Medical College of Wisconsin and the General Motors
                          Dealer Marketing Council. He has been a director of the Corporation since
                          1987.
--------------------------------------------------------------------------------------------------------
                          PAUL J. COLLINS                               Vice Chairman
                                                                        Citicorp and Citibank, N.A.
--------------------      Mr. Collins, age 59, has served as Vice Chairman of Citicorp and its principal subsidiary, Citibank, N.A., New York, New York, since 1988. He previously was
     [PHOTO]              elected Senior Corporate Officer and Chief Planning Officer of those companies
--------------------      in 1985, and Group Executive of those companies in 1984. He joined Citicorp in
                          1961 and served as Executive Vice President prior to becoming Group Executive.
                          Mr. Collins also is a director of Citicorp and Citibank, N.A., and a trustee of Carnegie Hall Corporation and the Central Park Conservancy. He has been a director of the Corporation since 1983.
--------------------------------------------------------------------------------------------------------
                          ROBERT W. DECHERD                             Chairman of the Board, President
                                                                        and Chief Executive Officer
                                                                        A.H. Belo Corporation
--------------------      Mr. Decherd, age 45, has served as Chairman of the Board and Chief Executive
                          Officer of A.H. Belo Corporation, a broadcasting and publishing company, since
     [PHOTO]              January 1987. Mr. Decherd became President of that company in January 1994,
--------------------      and previously served as President from January 1985 through December 1986.
                          From January 1984 through December 1986, he served as Chief Operating Officer.
                          He has been a director of that company since 1976. Mr. Decherd is a director of CCBG Corporation and is a member of the executive committee of the
                          Newspaper Association of America and the Tomas Rivera Center for Policy
                          Studies. He has been a director of the Corporation since February 1996.
--------------------------------------------------------------------------------------------------------

                          FRANK A. MCPHERSON                                Chairman of the Board and
                                                                            Chief Executive Officer
                                                                            Kerr-McGee Corporation
--------------------      Mr. McPherson, age 62, has served as Chairman of the Board and Chief Executive
      [PHOTO]             Officer of Kerr-McGee Corporation, a natural resources company, since 1983.
                          Previously, he served as President of that company from 1980 to 1983, and Vice
--------------------      Chairman from 1978 to 1980. He joined Kerr-McGee Corporation in 1957 and held various assignments in oil, natural gas and coal operations and chemical manufacturing. Mr. McPherson is a director of Kerr-McGee Corporation,
                          Tri-Continental Corporation, Seligman Quality Fund, Inc., Seligman Select
                          Municipal Fund, Inc., Seligman Group of Mutual Funds, and Bank of Oklahoma
                          Financial Corporation. He has been a director of the Corporation since 1990.

--------------------------------------------------------------------------------

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 1997)

                          WILLIAM O. FIFIELD                                             Partner
                                                                                         Sidley & Austin
--------------------      Mr. Fifield, age 49, has served as a partner in the law firm of Sidley &
      [PHOTO]             Austin, Chicago, Illinois, since 1977. He is the head of the firm's patent and antitrust litigation group, a co-chair of the firm's committee on computers
--------------------      and legal technology and a member of the firm's accounting and finance committee. He has been a director of the Corporation since August 1995.
--------------------------------------------------------------------------------------------------------
                          WAYNE R. SANDERS                                     Chairman of the Board and
                                                                               Chief Executive Officer
                          Mr. Sanders, age 48, has served as Chief Executive Officer of the Corporation since December 1991 and Chairman of the Board of the Corporation since March
                          1992. He previously had been elected President and Chief Operating Officer in
--------------------      1990. Employed by the Corporation in 1975, Mr. Sanders was appointed Vice
      [PHOTO]             President of Kimberly-Clark Canada Inc., a wholly owned subsidiary of the
                          Corporation, in 1981 and was appointed Director and President in 1984. Mr.
--------------------      Sanders was elected Senior Vice President of Kimberly-Clark Corporation in
                          1985 and was appointed President - Infant Care Sector in 1987,
                          President - Personal Care Sector in 1988 and President - World Consumer,
                          Nonwovens and Service and Industrial Operations in 1990. Mr. Sanders is a
                          director of Adolph Coors Company, Coors Brewing Company and Texas Commerce
                          Bank, National Association. He also is a member of the Marquette University
                          Board of Trustees and is a national trustee of the Boys and Girls Clubs of
                          America. He has been a director of the Corporation since 1989.
--------------------------------------------------------------------------------------------------------

                          WOLFGANG R. SCHMITT                               Chairman of the Board
                                                                            and Chief Executive Officer
                                                                            Rubbermaid Incorporated
--------------------      Mr. Schmitt, age 52, has served as Chairman of the Board of Rubbermaid
                          Incorporated since 1993, and as Chief Executive Officer since 1992. He
     [PHOTO]              previously was elected Co-chair of that company in 1992, President and Chief
--------------------      Operating Officer in 1991, Executive Vice President in 1987 and President of
                          the Home Products Division in 1984. He joined Rubbermaid Incorporated in 1966 and has been employed in various marketing and research and development assignments. Mr. Schmitt is a director of Rubbermaid Incorporated and
                          Parker-Hannifin Corporation and serves as a trustee of Otterbein College. He has been a director of the Corporation since 1994.
--------------------------------------------------------------------------------------------------------
                          RANDALL L. TOBIAS                                 Chairman of the Board and
                                                                            Chief Executive Officer
                                                                            Eli Lilly and Company
                          Mr. Tobias, age 54, has served as Chairman of the Board and Chief Executive
                          Officer of Eli Lilly and Company since 1993. Prior to joining Eli Lilly and
--------------------      Company in 1993, he served as Vice Chairman of the Board of American Telephone and Telegraph Company ("AT&T") from 1986 and as Chairman and Chief Executive
     [PHOTO]              Officer of AT&T International (an AT&T subsidiary) from 1991. He previously
--------------------      served as Chairman and Chief Executive Officer of AT&T Communications and of
                          AT&T Information Systems, Inc., subsidiaries of AT&T. He joined AT&T in 1964.
                          Mr. Tobias is a director of Eli Lilly and Company, Phillips Petroleum Company
                          and Knight-Ridder, Inc. He is a trustee of Duke University, the Colonial
                          Williamsburg Foundation and the Indiana University Foundation. He has been a director of the Corporation since 1994.
--------------------------------------------------------------------------------------------------------

                             TERM EXPIRING AT THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 1998)

                          PASTORA SAN JUAN CAFFERTY                         Professor
                                                                            University of Chicago
--------------------      Mrs. Cafferty, age 55, has served as a Professor since 1985 at the University of Chicago's School of Social Service Administration where she has been a
     [PHOTO]              member of the faculty since 1971. Mrs. Cafferty is a director of the People's
--------------------      Energy Corporation, WMX Technologies, Inc., The Lyric Opera, and
                          Rush-Presbyterian-St. Luke's Medical Center in Chicago. She has been a director of the Corporation since 1976.
--------------------------------------------------------------------------------------------------------

                          CLAUDIO X. GONZALEZ                          Chairman of the Board
                                                                       and Managing Director
                                                                       Kimberly-Clark
                                                                       de Mexico, S.A. de C.V.
                          Mr. Gonzalez, age 61, has served as Chairman of the Board and Managing
                          Director of Kimberly-Clark de Mexico, S.A. de C.V., an equity company of the
--------------------      Corporation and a producer of disposable consumer products, pulp, and writing and other papers, since 1973. He was employed by the Corporation in 1956 and
     [PHOTO]              by Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de
--------------------      Mexico, S.A. de C.V., in 1957. Mr. Gonzalez was elected Vice President of
                          Operations of Kimberly-Clark de Mexico, S.A. in 1962 and Executive Vice
                          President and Managing Director in 1966. He is a director of Kellogg Company,
                          General Electric Company, The Mexico Fund, Banco Nacional de Mexico, Grupo
                          Industrial ALFA, Grupo Industrial Saltillo, Grupo Carso and Telefonos de
                          Mexico, and is a member of the Advisory Council of the Stanford University
                          Graduate School of Business. He has been a director of the Corporation since
                          1976.
--------------------------------------------------------------------------------------------------------
                          LOUIS E. LEVY                                Retired Partner and Vice Chairman
                                                                       KPMG Peat Marwick
                          Mr. Levy, age 63, served as a partner of KPMG Peat Marwick or its predecessor
--------------------      firms from 1968 until his retirement from that firm in 1990. He had been a member of the board of directors of KPMG Peat Marwick or its predecessor firms
     [PHOTO]              from 1978 until his retirement. In addition, he was Vice Chairman of KPMG Peat
--------------------      Marwick, responsible for Professional Standards and Quality Assurance. Mr.
                          Levy is a member of the boards of directors of Household International, Inc.
                          and the Alex, Brown/Flag Investors Group of Mutual Funds. He is Chairman
                          Emeritus of the National Multiple Sclerosis Society. He has been a director of the Corporation since 1991.
--------------------------------------------------------------------------------------------------------
                          LINDA JOHNSON RICE                           President and Chief
                                                                       Operating Officer
                                                                       Johnson Publishing Company, Inc.
--------------------      Mrs. Johnson Rice, age 38, has served as President and Chief Operating Officer
     [PHOTO]              of Johnson Publishing Company, Inc., a multi-media company, since 1987. She
--------------------      joined that company in 1980 and became Vice President in 1985. Mrs. Johnson
                          Rice is a director of Bausch & Lomb Incorporated, Bank of America Illinois and
                          The Dial Corporation. She has been a director of the Corporation since April
                          1995.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of December 31, 1995 regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in "Executive Compensation" below, and by all directors, nominees and executive officers as a group.

                     NAME OF INDIVIDUAL OR                         AMOUNT AND NATURE OF
                       IDENTITY OF GROUP                        BENEFICIAL OWNERSHIP(1)(2)
--------------------------------------------------------------- --------------------------
John F. Bergstrom..............................................              4,000
Pastora San Juan Cafferty......................................              1,535(3)
Paul J. Collins................................................              4,000(3)
Robert W. Decherd..............................................              2,000
O. George Everbach.............................................             73,137(4)
Thomas J. Falk.................................................             64,043(4)
William O. Fifield.............................................              1,000(3)
John F. Fort, III..............................................             19,902(4)
Claudio X. Gonzalez............................................             52,000
James G. Grosklaus.............................................            194,379(4)(5)
Peter Harf.....................................................             12,318(3)(4)
Louis E. Levy..................................................              1,700(3)
James T. McCauley..............................................            136,348(4)
Frank A. McPherson.............................................              2,600(6)
Linda Johnson Rice.............................................              1,000
Gary L. Roubos.................................................             11,844(4)
Wayne R. Sanders...............................................            360,171(4)(7)
Wolfgang R. Schmitt............................................                500(3)
Randall L. Tobias..............................................              1,000(3)
All directors, nominees and executive officers as a group......          1,120,548(4)(8)

---------------

(1) Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2) Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Corporation's common stock.

(3) In addition to the shares listed in the table which are beneficially owned, the following directors have stock credits allocated to their deferred compensation accounts as of December 31, 1995 under the Corporation's deferred compensation plan for directors: Mrs. Cafferty, 10,094 credits; Mr. Collins, 19,548 credits; Mr. Fifield, 448 credits; Mr. Harf, 117 credits; Mr. Levy, 2,302 credits; Mr. Schmitt, 1,128 credits; and Mr. Tobias, 1,765 credits. The accounts reflect the election of the directors to defer into stock credits compensation previously earned by them as directors of the Corporation. Although such directors are fully at risk as to the price of the Corporation's common stock represented by stock credits, such stock credits are not shares of stock and the directors do not have any rights as holders of common stock with respect to such stock credits. See "Executive Compensation-Compensation of Directors" for additional information concerning such deferred stock accounts.

(4) Includes the following shares which could be acquired within 60 days of December 31, 1995 by: Mr. Everbach, 51,700 shares; Mr. Falk, 58,938 shares; Mr. Fort, 2,340 shares; Mr. Grosklaus, 101,331 shares; Mr. Harf, 5,460 shares; Mr. McCauley, 64,108 shares; Mr. Roubos, 8,580 shares; Mr. Sanders, 317,438 shares; and all directors, nominees and executive officers as a group, 735,422 shares. Also, shares of common stock held by the trustee of the Corporation's Salaried Employees Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the respective directors, nominees and executive officers above are included in this table.

(5) Includes 15,133 shares held by Mr. Grosklaus' spouse.

(6) Mr. McPherson shares voting and investment power with respect to all such shares.

(7) Mr. Sanders shares voting and investment power with respect to 17,500 shares. In addition, the above total amount excludes 10,880 shares held in trust for the benefit of Mr. Sanders' children with respect to which Mr. Sanders disclaims beneficial ownership.

(8) Voting and investment power with respect to 20,100 of such shares is shared.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     In 1995, the Corporation and certain of its subsidiaries retained the legal services of Sidley & Austin, Chicago, Illinois. Total fees paid in 1995 to Sidley & Austin for services rendered to the Corporation and such subsidiaries were $3,240,468. William O. Fifield, a director of the Corporation, is a partner in that firm. In addition, H. Blair White, who served as a director of the Corporation until August 1995, serves of counsel to that firm. Management believes that the cost of services so rendered by Sidley & Austin during 1995 was reasonable compared with the cost of obtaining similar services from an unaffiliated third party. The Corporation and certain of its subsidiaries expect to retain Sidley & Austin in 1996.

     The Corporation paid $980,000 to Bergstrom Corporation in 1995 for hotel, lodging, and automobile rental and purchasing costs. John F. Bergstrom and Richard A. Bergstrom, his brother, own 75 percent and 25 percent, respectively, of Bergstrom Corporation. In addition, the Corporation leases office space in Neenah and Menasha, Wisconsin from Neenah Downtown Redevelopment Associates Limited Partnership and Downtown Menasha Associates Limited Partnership, respectively, two partnerships engaged in the redevelopment of downtown real estate in such cities. John F. Bergstrom owns a 15 percent limited partner interest in each such partnership. During 1995, rental payments made by the Corporation to such partnerships totaled $630,000 and $130,000, respectively.

     During 1995, K-C Aviation Inc., a wholly owned subsidiary of the Corporation, serviced and managed a corporate aircraft owned by Bergstrom Pioneer Auto and Truck Leasing ("Bergstrom Leasing"), which is a wholly owned subsidiary of Bergstrom Corporation. In addition, during 1995, the Corporation provided certain pilot services to Bergstrom Corporation with respect to such aircraft. The total fees paid in 1995 to K-C Aviation Inc. and the Corporation by Bergstrom Leasing and Bergstrom Corporation for such services rendered were $577,000.

     Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from an unaffiliated third party. The Corporation and K-C Aviation Inc. expect to engage in similar transactions with Bergstrom Corporation, Bergstrom Leasing and the two partnerships in 1996.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met nine times in 1995. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and committees on which they served, and the average attendance for each such Director at such meetings was 97%.

     The standing committees of the Board include, among others, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee, currently composed of Mr. Collins, Chairman, Mr. Bergstrom, Mrs. Johnson Rice and Mr. Schmitt, met three times during 1995. The Committee selects, subject to stockholder approval, and engages independent auditors to audit the books, records and accounts of the Corporation, determines the scope of such audits, and establishes policy in connection with internal audit programs of the Corporation.

     The Compensation Committee, currently composed of Mrs. Cafferty, Chairperson, Mr. Levy and Mr. Tobias, met three times during 1995. The nature and scope of the Committee's responsibilities are set forth below under "Executive Compensation - Board Compensation Committee Report on Executive Compensation."

     The Nominating Committee, currently composed of Mr. McPherson, Chairman, Mr. Gonzalez and Mr. Fifield, met twice during 1995. The Committee proposes and considers suggestions for candidates for membership on the Board, and recommends candidates to the Board to fill Board vacancies. It also proposes to the Board a slate of directors for submission to the stockholders at the Annual Meeting.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Nominating Committee of the Board of Directors considers nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders' meeting, or if the Corporation gives less than 60 days' notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

EXECUTIVE COMPENSATION

     The table which follows sets forth information concerning compensation for each of 1993, 1994 and 1995 awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers of the Corporation other than the chief executive officer whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                                      ----------------------
                                                    ANNUAL COMPENSATION                 AWARDS
                                          ---------------------------------------     ----------     PAYOUTS
                                                                        OTHER         SECURITIES     -------
                                                                        ANNUAL        UNDERLYING      LTIP        ALL OTHER
                                                                     COMPENSATION      OPTIONS       PAYOUTS     COMPENSATION
 NAME AND PRINCIPAL POSITION     YEAR     SALARY($)     BONUS($)        ($)(2)          (#)(3)         ($)          ($)(4)
-----------------------------    ----     ---------     --------     ------------     ----------     -------     ------------
Wayne R. Sanders                 1995      800,000      844,800 (1)      4,160          248,159            0         4,500
Chairman of the Board            1994      750,000      384,384 (1)      8,824                0      476,437         4,500
and Chief Executive Officer      1993      677,500      380,160              0           82,720            0         7,075

O. George Everbach               1995      340,000      243,200              0           20,679            0         4,500
Senior Vice President - Law      1994      330,000      121,722              0                0       21,990         4,500
and Government Affairs           1993      310,000      120,384              0           20,680            0         7,075

Thomas J. Falk                   1995      300,000      296,667            912           62,039            0         4,500
Group President -                1994      266,667      210,210          2,284                0            0         4,500
North American Tissue,           1993      226,667      144,587              0           25,850            0         6,800
Pulp and Paper

James G. Grosklaus               1995      400,000      368,000          4,593           31,019            0         4,500
Executive Vice President         1994      375,000      167,400              0                0      439,788         4,500
                                 1993      350,000      165,600              0           25,850            0         7,075

James T. McCauley                1995      350,000      320,000          1,534           31,019            0         4,500
Executive Vice President         1994      330,000      145,600              0                0      179,580         4,500
                                 1993      311,667      144,000              0           25,850            0         7,075

---------------

(1) Includes amounts voluntarily deferred by Mr. Sanders for 1995 and 1994 under the Corporation's Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See "Tax Deduction for Executive Compensation" below for a more complete description of the plan.

(2) Amounts shown consist entirely of amounts reimbursed for federal and state income taxes on certain personal travel and spousal travel required for company purposes. The value of such travel did not, for any of the executive officers named above, exceed, in the aggregate, $50,000 in 1993, 1994 or 1995.

(3) The number of options granted reflect adjustments made by the Compensation Committee in December 1995 to preserve the benefit to participants in connection with, and give effect to, the spin-off by the Corporation on November 30, 1995 of the stock of Schweitzer - Mauduit International, Inc.

(4) Amounts shown consist solely of the Corporation's matching contributions under the Salaried Employees Incentive Investment Plan.

     The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded is described under "Board Compensation Committee Report on Executive Compensation" below.

     The table which follows sets forth information concerning grants of stock options during 1995 to each of the executive officers who is named in the Summary Compensation Table and the potential realizable value of such options at assumed annual rates of stock price appreciation for the option term.

                           OPTION GRANTS IN 1995 (1)

                                            INDIVIDUAL GRANTS
                           ----------------------------------------------------
                           NUMBER OF                                               POTENTIAL REALIZABLE VALUE AT
                           SECURITIES    % OF TOTAL                                ASSUMED ANNUAL RATES OF STOCK
                           UNDERLYING     OPTIONS                                  PRICE APPRECIATION FOR OPTION
                            OPTIONS      GRANTED TO    EXERCISE OR                           TERM (2)
                            GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------------------
           NAME              (#)(3)     FISCAL YEAR     ($/SH)(3)       DATE      0%($)     5%($)        10%($)
-------------------------------------   ------------   -----------   ----------   -----   ---------    ----------
Wayne R. Sanders...........   248,159       13.7          49.31        2/15/05      0     7,695,608    19,502,181
O. George Everbach.........    20,679        1.1          49.31        2/15/05      0       641,272     1,625,110
Thomas J. Falk.............    62,039        3.4          49.31        2/15/05      0     1,923,879     4,875,486
James G. Grosklaus.........    31,019        1.7          49.31        2/15/05      0       961,924     2,437,704
James T. McCauley..........    31,019        1.7          49.31        2/15/05      0       961,924     2,437,704

---------------

(1) The plans governing stock option grants provide that the option price per share shall be no less than 100 percent of the market value per share of the Corporation's common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted in 1995 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third; provided however, that all such options become exercisable upon the death, total and permanent disability, or retirement of the officer and options granted in 1995 under certain foreign regulations become 100 percent exercisable after three years.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by, and the 0% rate permitted by, Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Corporation's stock price.

(3) The number of options granted and the exercise price per option in the table reflect adjustments made by the Compensation Committee in December 1995 to preserve the benefit to participants in connection with, and give effect to, the spin-off by the Corporation on November 30, 1995 of the stock of Schweitzer-Mauduit International, Inc.

     The table which follows sets forth information concerning exercises of stock options during 1995 by each of the executive officers who is named in the Summary Compensation Table and the value of his unexercised options as of December 31, 1995 based on a closing stock price of $82.75 per share of the Corporation's common stock on such date:

                      AGGREGATED OPTION EXERCISES IN 1995
                   AND OPTION VALUES AS OF DECEMBER 31, 1995

                                                                                  NUMBER OF
                                                                                  SECURITIES          VALUE OF
                                                                                  UNDERLYING        UNEXERCISED
                                                                                 UNEXERCISED        IN-THE-MONEY
                                                                                  OPTIONS AT         OPTIONS AT
                                                                                 DECEMBER 31,       DECEMBER 31,
                                               SHARES ACQUIRED      VALUE          1995 (#)           1995 ($)
                                                 ON EXERCISE       REALIZED      EXERCISABLE/       EXERCISABLE/
                     NAME                            (#)             ($)        UNEXERCISABLE      UNEXERCISABLE
--------------------------------------------------------------     --------     --------------     --------------
Wayne R. Sanders...............................        0               0            209,902           8,189,487
                                                                                    281,247           9,161,041
O. George Everbach.............................        0               0             37,224           1,475,932
                                                                                     28,951             907,157
Thomas J. Falk.................................        0               0             29,986           1,024,498
                                                                                     72,379           2,344,148
James G. Grosklaus.............................        0               0             81,685           3,825,087
                                                                                     41,359           1,306,839
James T. McCauley..............................        0               0             44,462           1,748,877
                                                                                     41,359           1,306,839

     The table which follows sets forth information concerning grants of participation share awards during 1995 to each of the executive officers who is named in the Summary Compensation Table and the estimated future payouts with respect thereto:

                 LONG-TERM INCENTIVE PLANS -- AWARDS IN 1995(1)

                                                      PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                       NUMBER OF        OR OTHER        NON- STOCK PRICE-BASED PLANS
                                     SHARES, UNITS    PERIOD UNTIL    ---------------------------------
                                       OR OTHER        MATURATION     THRESHOLD     TARGET      MAXIMUM
                NAME                   RIGHTS(#)       OR PAYOUT         ($)        ($)(2)        ($)
--------------------------------------------------    ------------    ---------    ---------    -------
Wayne R. Sanders.....................     80,000         5 years         N/A       2,921,600      N/A
O. George Everbach...................     10,000         5 years         N/A         365,200      N/A
Thomas J. Falk.......................     30,000         5 years         N/A       1,095,600      N/A
James G. Grosklaus...................     15,000         5 years         N/A         547,800      N/A
James T. McCauley....................     15,000         5 years         N/A         547,800      N/A

---------------

(1) Pursuant to the plans governing participation shares, each participation share is assigned a base value equal to the book value of one share of the Corporation's common stock as of the close of the fiscal year immediately prior to the award. Each share in a participant's account is assigned a dividend rate equal to the rate declared on the Corporation's common stock. At the end of each fiscal quarter the amount of such dividends is determined by multiplying the total cash dividend declared per share of the Corporation's common stock during such quarter by the total of the participation shares and dividend shares in the participant's account. Such amount, when divided by the book value of one share of the Corporation's common stock at the close of such fiscal quarter, is the number of dividend shares credited to a participant's account for such quarter.

    However, the plans provide that no dividend shares will be credited to a participant's account in any quarter in which the total cash dividends per share of common stock are (i) less than $.31 in the case of the 1986 Equity Participation Plan (the "1986 Plan") and $.41 in the case of the 1992 Equity Participation Plan (the "1992 Plan") or (ii) less than the total cash dividends per share of common stock for the same quarter of the immediately preceding year. In addition, in any quarter in which the dividend is less than the dividend for the same quarter of the preceding year, the book value of the participation shares will be reduced by the difference in the dividend amounts between the two quarters.

    The normal maturity date of a participation share award will be the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. Within 90 days after such maturity date, the participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of such shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation's common stock).

    For the purposes of the 1986 Plan, the Compensation Committee may adjust the definition of book value for purposes of the plans to preserve the benefits to the participants and the Corporation contemplated thereby in the event of certain unusual or extraordinary transactions or events that materially affect the Corporation's net income, book value, shares of common stock outstanding or stockholders' equity. The book value for purposes of awards made pursuant to the 1992 Plan shall be adjusted to exclude the effect of stock repurchases and changes in the Corporation's accounting policies. In addition, the 1992 Plan provides that up to 50 percent of the payment of matured participation share awards may be made in the form of Corporation common stock as determined by the Compensation Committee when the award is granted.

(2) Under the 1992 Plan, there is no threshold or maximum payout. Based on the Corporation's 1995 performance, the target amounts assume a 12.8% annual increase in the book value of the Corporation's common stock (as determined in accordance with the 1992 Plan) during the term of the award, and a $.01 per share annual increase in the quarterly dividend rate. These assumptions are not intended to be a forecast of future performance by the Corporation.

     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of directors who are not, and have never been, officers or employees of the Corporation. The Board designates the members and the Chairperson of such committee. The Compensation Committee also constitutes the stock option committee for the stock option plans of the Corporation with respect to which information regarding stock option grants and exercise transactions is disclosed in this Proxy Statement. In addition, the Compensation Committee is responsible for establishing and administering the policies which govern annual compensation and long-term incentive awards. The Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, both within the Corporation's peer industry group and other large industrial companies.

     The companies which the Compensation Committee uses for making base salary comparisons include some, but not all, of the companies appearing in the indexes of the performance graph below. Because the Corporation's merger with Scott Paper Company did not occur until late 1995, and did not influence peer group comparisons in 1995, all peer group comparative data is presented as if such merger transaction did not occur in 1995. The first group used for comparison is composed of 22 companies which have significant consumer businesses (the "Consumer Company Group"), of which the Corporation is about median in terms of annual sales and with which the Corporation competes in its businesses and/or for executive talent. The second group used for comparison is composed of 138 industrial companies with annual sales exceeding $1 billion (the "Industrial Company Group"), of which the Corporation is in about the 75th percentile in terms thereof. Written salary information concerning the compensation practices of these two groups of companies was provided to the Corporation by two independent consultants.

     In determining the compensation to be paid to executive officers in 1995, the Compensation Committee employed compensation policies designed to align such compensation with the Corporation's overall business strategy, values and management initiatives. Such policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value through stock option and long-term incentive awards, (ii) support a performance-oriented environment that rewards achievement of internal company goals and recognizes company performance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses, and (iii) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation's salary administration program.

     Salaries for 1995

     In determining base salaries of executive officers, the Compensation Committee compares the executive officers' salaries to those for similar positions in the two groups of companies referred to above, with primary emphasis placed upon the Consumer Company Group so that the Committee may compare data on specific salary levels for comparable positions. The Compensation Committee's policy is to set executive officers' salaries at or near the median salary level of such companies, with the salary of the Chief Executive Officer set at or near the median salary level for chief executive officers of the Consumer Company Group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer, the performance of the unit over which the officer has responsibility (primarily based upon the operating profit of such unit), the performance of the Corporation (primarily based upon earnings per share and return on stockholders' equity), and the officer's tenure. No specific weight is assigned to any individual factor. Salary actions taken by the Compensation Committee with respect to the executive officers in 1995 were consistent with the policies and practices described above.

     Cash Bonus Awards for 1995

     The cash bonus awards for 1995 set forth in the Summary Compensation Table were based on the Corporation's Management Achievement Award Program. The Compensation Committee's policy is to provide opportunities to an executive officer for cash bonuses under such program which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentile) of compensation for the Industrial Company Group if such officer's goals have been fully met during the year. In determining such target cash bonus awards, the Compensation Committee places primary emphasis on data for the Industrial Company Group, as opposed to the Consumer Company Group, because such data represents the performance based compensation practices of a broadly based group of companies.

     Actual annual cash bonus awards are determined by measuring performance against specific goals established at the beginning of each year. The goals take into account, depending on the responsibility of the individual, one or more of the following: the individual's performance; the performance of the functional group or unit with which the individual is associated (primarily based upon the operating profit of such unit); and the overall performance of the Corporation (primarily based upon earnings per share and return on average stockholders' equity). An executive officer's goals are designed to reflect the relationship of his or her responsibilities to the Corporation's long-term goal of maintaining a sustainable annual return on average stockholders' equity of 20 percent (the "Return on Equity Goal"). Such goals may or may not be equally weighted and will vary from one executive officer to another. The opportunities for cash bonus awards for the executive officers in 1995 were consistent with the policies and practices described above. Certain performance objectives were exceeded for 1995 (primarily the earnings per share goal and the successful consummation of the merger with Scott Paper Company); therefore, bonus awards for certain officers, and all of the executive officers named in the Summary Compensation Table, exceeded target levels in 1995.

     Based upon comparison of the most recent data provided by the independent consultants described above, the cash bonuses paid to the named executive officers, taken together with base salaries, were within the third quartile of such compensation for comparable officers in the Industrial Company Group.

     Cash bonuses for 1995 were based entirely on corporate performance for four of the five executive officers named in the Summary Compensation Table and on both corporate performance and unit performance for one of the executive officers named in the Summary Compensation Table, although on a subjective basis, individual performance also was a factor.

     Participation Shares and Stock Options

     The Corporation maintains the 1986 Equity Participation Plan and the 1992 Equity Participation Plan (collectively, the "Equity Plans"), pursuant to which stock option grants and long-term incentive awards have been made to executive officers. The Equity Plans are intended to provide a means of encouraging the acquisition of an ownership interest in the Corporation by those employees, including executive officers, who contribute materially by managerial, scientific or other innovative means to the success of the Corporation, thereby increasing their motivation for and interest in the Corporation's long-term success.

     The 1986 Equity Participation Plan has expired, and no additional awards can be made under such plan. However, all awards outstanding on the expiration date of such Equity Plan remain in full force and effect in accordance with its terms.

     The number of long-term incentive or stock option awards granted to an executive officer is based principally on such officer's position and the compensation practices of the Consumer Company Group. The Compensation Committee's policy is for the value of such awards, on an annualized basis, to be within the third quartile with respect to similar awards made by the companies comprising such group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer. The Committee does not determine the size of such grants by reference to the amount and value of awards currently held by an executive officer. However, the Compensation Committee takes into account the timing and size of prior grants to an executive officer. The payout resulting from any long-term incentive or stock option award is based on the growth in the book value and market value, respectively, of the Corporation's common stock subsequent to the grant of such awards.

     The Equity Plans employ book value through the use of participation shares and dividend shares, each of which, when awarded, is credited to a participant's memorandum account. For a description of the material terms of participation share awards pursuant to the Equity Plans, see note 1 to the table above entitled "Long-Term Incentive Plans - Awards in 1995."

     The Equity Plans also employ market value as a basis for rewarding performance through the use of tax-qualified and nonqualified stock options. For a description of the material terms of stock option grants pursuant to the Equity Plans, see note 1 to the table above entitled "Option Grants in 1995."

     Certain of the grants and awards made to the named executive officers in 1995 were larger than the normal amount which would have been granted under the Compensation Committee's policy. The larger than normal grants and awards, which were made in order to retain and motivate current and future senior management, to recognize recent promotions and to more closely align the compensation of senior management with stockholder value, were intended to be a one-time occurrence. The size of the larger than normal grants to certain executive officers, including the Chief Executive Officer, were determined on the basis of the subjective judgment of the Committee following deliberations by the Committee and consultation with an independent consultant.

     1995 Compensation of the Chief Executive Officer

     The Compensation Committee based the 1995 compensation of the Chief Executive Officer on the policies and practices described above. The Compensation Committee increased Mr. Sanders' salary in 1995 to a level which it believed was consistent with his responsibilities, his performance toward attaining the Corporation's Return on Equity Goal, and the levels of chief executive officer compensation reported by the Consumer Company Group. Based upon comparison of the data provided by the independent consultants described above, Mr. Sanders' salary in 1995 was within the second quartile of salary levels of the chief executive officers of the Consumer Company Group. It is the Compensation Committee's intention not to adjust the Chief Executive Officer's salary until 1997.

     The cash bonus which was paid to Mr. Sanders for 1995 was primarily in recognition of the progress, as determined by the members of the Board of Directors who are not officers or employees of the Corporation or any of its subsidiaries or equity companies, made by the Corporation during the year toward attaining the Corporation's earnings per share goal, Return on Equity Goal and long-term strategic goals, including the successful consummation of the merger with Scott Paper Company. Because certain performance objectives were exceeded during 1995, the bonus award to Mr. Sanders in 1995 exceeded target levels. Based upon comparison of the most recent data provided by the independent consultants described above, the cash bonus paid to Mr. Sanders for 1995, taken together with his base salary, was within the third quartile of such compensation paid to chief executive officers of the Industrial Company Group.

     Mr. Sanders' larger than normal participation share and stock option awards during 1995 were primarily due to the Compensation Committee's determination and Mr. Sanders' desire that his overall long-term compensation should be more closely aligned with stockholder value. In determining to make this larger than normal grant, the Compensation Committee was influenced by the trend among comparable companies to make chief executive officer compensation more dependent upon stockholder value, primarily through long-term incentives such as stock options. Based upon information provided by an outside consultant, and taking into consideration the timing and size of prior grants to the Chief Executive Officer, the Committee determined that a one-time larger than normal grant of stock options and participation shares would provide a level and mix of compensation more focused on stockholder value and consistent with comparable companies.

     The Compensation Committee believes that executive compensation for 1995 adequately reflects its policy to align such compensation with overall business strategy, values and management initiatives, and to ensure that the Corporation's goals and performance are consistent with the interests of its stockholders.

     Tax Deduction for Executive Compensation

     The Committee has determined that it is not in the stockholders' interests to modify the Corporation's Management Achievement Award Program plan to enable the Corporation to meet the requirements of the federal tax code provisions which limit to $1 million the deductibility of annual cash compensation paid to any executive officer named in the Summary Compensation Table for corporate income tax purposes. The Committee believes that it is in the stockholders' interest for the Committee to retain discretion in the awarding of cash bonuses to such officers to better ensure that the bonus which is paid to each such officer reflects the officer's contribution to the achievement of the Corporation's Return on Equity Goal and long-term strategic goals.

     However, the Corporation has adopted a deferred compensation plan in response to such limitations on executive compensation deductibility which allows each executive officer to defer all or a portion of his or her bonus, and all salary in excess of $1 million, for any fiscal year. Such plan permits such officers to limit their annual cash compensation to the $1 million limitation which may be deducted by the Corporation for federal income tax purposes. Such deferral will result in the possible deduction by the Corporation of such compensation when paid; however, there is no obligation on any executive officer to defer any such amounts during any fiscal year. The Corporation has determined that the impact to the Corporation of being unable to deduct that portion of the cash bonus paid to such officers which, together with their annual salary, exceeds $1 million will be minimal. In 1995, the Chief Executive Officer elected to defer all amounts of his salary and bonus in excess of $1 million.

     Furthermore, in order to maximize the deductibility of the compensation paid to the Corporation's executive officers, the Corporation's 1992 Equity Participation Plan, as amended, ensures that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Pastora San Juan Cafferty, Chairperson
Louis E. Levy
Randall L. Tobias

     PERFORMANCE GRAPH

                                 Comparison of
                    Five Year Cumulative Total Return Among
                    Kimberly-Clark, S&P 500, and Peer Group*

     The stock price performance shown on the graph below is not necessarily indicative of future price performance.

     The graph treats as a special dividend the distribution on November 30, 1995 of one share of common stock of Schweitzer-Mauduit International, Inc. for every 10 shares of the Corporation's common stock held of record on November 13, 1995.

      Measurement Period           Kimberly-
    (Fiscal Year Covered)            Clark          S&P 500       Peer Group
1990                                       100             100             100
1991                                    124.59          130.47          129.71
1992                                    149.27          140.41          133.67
1993                                    135.78          154.56          139.71
1994                                    136.19          156.60          157.03
1995                                    236.21          215.45          212.45

* The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, James River Corp, Johnson & Johnson, Paragon Trade Brands, Inc., Pope & Talbot, Inc., The Procter & Gamble Company, Tambrands Inc., The Unilever Group, Champion International, International Paper Company and Mead Corp. Scott Paper Company, which was included in the Peer Group last year, is not included in the Peer Group this year because it was merged with a wholly owned subsidiary of the Corporation on December 12, 1995 and, as a result, its stock is no longer publicly traded.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the following Directors served, and currently are serving, as members of the Compensation Committee of the Board of Directors of the
Corporation: Pastora San Juan Cafferty, Chairperson; Louis E. Levy; and Randall
L. Tobias. In addition, Paul J. Collins served as a member of the Compensation Committee from January 1, 1995 until April 20, 1995.

     Wayne R. Sanders, Chairman of the Board and Chief Executive Officer of the Corporation, serves as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

     Kathi P. Seifert, Group President - North American Personal Care Products of the Corporation, serves as a member of the board of directors of Eli Lilly and Company. Randall L. Tobias, Chairman of the Board and Chief Executive Officer of Eli Lilly and Company, serves as a member of the Compensation Committee of the Board of Directors of the Corporation.

     DEFINED BENEFIT RETIREMENT PLAN

     The table below illustrates the estimated annual standard pension benefit payable upon retirement in 1995 at specified compensation levels and years of service classifications.

                               PENSION PLAN TABLE

                                                                   YEARS OF BENEFIT SERVICE
                                       --------------------------------------------------------------------------------
                                          15         20         25         30          35           40           45
            REMUNERATION                YEARS      YEARS      YEARS      YEARS       YEARS        YEARS        YEARS
-------------------------------------  --------   --------   --------   --------   ----------   ----------   ----------
$ 200,000............................  $ 45,000   $ 60,000   $ 75,000   $ 90,000   $  105,000   $  120,000   $  135,000
  400,000............................    90,000    120,000    150,000    180,000      210,000      240,000      270,000
  600,000............................   135,000    180,000    225,000    270,000      315,000      360,000      405,000
  800,000............................   180,000    240,000    300,000    360,000      420,000      480,000      540,000
 1,000,000...........................   225,000    300,000    375,000    450,000      525,000      600,000      675,000
 1,200,000...........................   270,000    360,000    450,000    540,000      630,000      720,000      810,000
 1,400,000...........................   315,000    420,000    525,000    630,000      735,000      840,000      945,000
 1,600,000...........................   360,000    480,000    600,000    720,000      840,000      960,000    1,080,000
 1,800,000...........................   405,000    540,000    675,000    810,000      945,000    1,080,000    1,215,000
 2,000,000...........................   450,000    600,000    750,000    900,000    1,050,000    1,200,000    1,350,000

     The compensation covered by the Corporation's defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the executive officers named in the Summary Compensation Table are: O. George Everbach, 19.7 years; Thomas J. Falk,
40.0 years; James G. Grosklaus, 42.7 years; James T. McCauley, 34.7 years; and Wayne R. Sanders, 37.1 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and subject, in some cases, to deduction for social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over such limitation being paid pursuant to supplemental plans. While such supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to such trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. In 1995, the Corporation made certain of such contributions to the trust. Each of the executive officers named in the Summary Compensation Table is a participant in such supplemental plans.

     Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly. Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to such participant under such plans. Further, in the event of a change of control of the Corporation or a reduction in the Corporation's long-term credit rating below investment grade, each such participant would have the option of receiving the present value of his or her accrued benefits in such plans at such time in a lump sum, reduced by 10% and 5% for active and former employees, respectively.

     EXECUTIVE SEVERANCE PLAN

     The Corporation's Executive Severance Plan provides that in the event of termination of a participant's employment with the Corporation for any reason (other than death or disability) within two years after a change of control of the Corporation, as defined in the plan, the participant will receive a cash payment in an amount equal to the sum of (i) three times base salary and the maximum management achievement award, and (ii) the value of unmatured or unexercised awards or grants and nonvested benefits under the Corporation's Equity Participation Plans and the Salaried Employees Incentive Investment Plan and successor plans. The plan also provides for monthly supplemental retirement benefits equal to those that would have accrued had employment continued for an additional three years, for certain relocation costs, and for the continuation of certain other benefits for varying periods of up to three years. The Board has determined the eligibility criteria for participation in the plan. A participant ceases to be a participant in the plan when notified by the Board that it has determined that such participant has ceased to be a key executive for purposes of the plan. The Corporation has agreements under the plan with each executive officer who is named in the Summary Compensation Table. The maximum amounts payable pursuant to agreements under the plan to such executive officers, assuming that a change of control of the Corporation and the termination of employment of such officers had occurred on December 31, 1995, would have been: O. George Everbach, $4,828,420; Thomas J. Falk $6,235,545; James G. Grosklaus, $8,435,866; James T. McCauley, $6,213,484;
and Wayne R. Sanders, $26,914,213.

     COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies receive an annual retainer of $25,000 payable pro rata quarterly in advance, and a daily attendance fee of $1,200 for each day or fraction thereof spent in attendance at a meeting of the Board or any committee thereof, subject to a maximum of $3,600 for any day on which more than one such meeting is held. Such directors also receive a fee of $2,000 per day, subject to a maximum of $72,000 per calendar year, for the independent performance of services for the benefit of the Corporation or its affiliates, other than services which were related to meetings of the Board or any committee thereof, which are requested by the Board, any committee thereof or the Chief Executive Officer. Pursuant to the Outside Directors' Stock Compensation Plan, which has been approved by the Board of Directors and is being recommended to the stockholders for their approval at the Annual Meeting, each such director also will receive 300 shares of common stock of the Corporation on December 31 of each year. See "Proposal 3. Approval of the Outside Directors' Stock Compensation Plan." In addition, the Corporation reimburses such directors for expenses incurred as a result of attending such meetings or performing such services. A director who is an officer or an employee of the Corporation or any of its subsidiaries, affiliates or equity companies does not receive any fees for services as a member of the Board or any committee thereof, but is reimbursed for expenses incurred as a result of such service.

     Under the deferred compensation plan for directors of the Corporation, directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies may make an irrevocable election to defer receipt of all or a portion of their annual retainer and meeting fees for any year. Compensation of a director that is deferred under the plan is credited either to a cash account or a stock account of such director, as provided in such election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits quarterly at a rate of one-fourth of the per annum rate of either six percent or of that equivalent to the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with such amounts. A participant's stock account also is credited with additional stock credits based on the amount of any dividends that are paid on the Corporation's common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date fixed by a participant at the time of election, and with respect to stock credits, based on the price of a share of common stock of the Corporation. Stock credits are not shares of stock, no shares of the Corporation's common stock are ever distributed to a participant under the plan, and no participant acquires any rights as a holder of common stock under the plan. All accounts are distributed in one to 10 annual installments, as fixed by the participant in the election to defer, or upon death.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR.

PROPOSAL 2. APPROVAL OF AUDITOR

     The Audit Committee of the Board of Directors has selected, and the Board of Directors has approved, Deloitte & Touche LLP as the principal independent auditor to audit the financial statements of the Corporation for 1996, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of another independent auditor will be considered by the Audit Committee. Deloitte & Touche LLP has been the independent auditor for the Corporation since its incorporation in 1928.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS SELECTION.

PROPOSAL 3. APPROVAL OF THE OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN

     At the Annual Meeting, stockholders will be asked to approve the Kimberly-Clark Outside Directors' Stock Compensation Plan (the "Director Plan"), which has been approved by the Board of Directors.

     The Director Plan is intended to promote the interests of the Corporation and its stockholders by enhancing the Corporation's ability to attract, motivate and retain as directors who are not employees of the Corporation or its subsidiaries or equity companies ("Outside Directors") persons of training, experience and ability. The Director Plan also is intended to encourage the highest level of Outside Director performance by aligning the Outside Directors' economic interests more closely with those of the Corporation's stockholders.

     The principal features of the Director Plan are summarized below. The full text of the Director Plan is set forth as Exhibit A to this Proxy Statement, which you are urged to read carefully.

SHARES TO BE GRANTED; ADJUSTMENTS

     A maximum of 35,000 shares of the Corporation's common stock ("Stock") may be issued under the Director Plan, subject to appropriate adjustments in the event of certain corporate transactions, including stock dividends and splits, to prevent the dilution or enlargement of the benefits made available under the Director Plan.

TERM OF DIRECTOR PLAN

     The Director Plan shall become effective as of January 1, 1996, subject to it being approved by the holders of the Corporation's common stock. The Director Plan will terminate, except with respect to previously awarded grants, upon the earlier of the following dates or events: (i) when all Stock available for issuance under the Director Plan has been issued; (ii) upon a date determined by the Compensation Committee; or (iii) December 31, 2005.

TERMS OF THE GRANT

     As part of his or her annual retainer, each Outside Director shall be entitled to receive a grant of 300 shares of Stock on December 31 of each calendar year during the term of the Director Plan, commencing on December 31, 1996. Upon the termination of an Outside Director's service as a member of the Board, the Outside Director will be granted that number of shares of Stock (rounded to the nearest whole number) which is equal to 300 multiplied by a fraction, the numerator of which is the number of full and partial calendar months served by the Outside Director during the applicable year and the denominator of which is 12.

     Each Outside Director will be entitled to receive all cash dividends and other distributions made with respect to the shares of Stock granted under the Director Plan. Dividends will be credited to an interest-bearing account. Furthermore, each Outside Director will have the right to vote the shares of Stock registered in his or her name.

     All of the shares of Stock granted to an Outside Director under the Director Plan, together with all cash dividends and interest thereon, will be restricted and nontransferable until his or her termination of service as a member of the Board.

ADMINISTRATION AND AMENDMENT

     The Director Plan will be administered by the Compensation Committee of the Board of Directors. The Director Plan may be amended at any time by such Committee, provided that, except as required to preserve the benefits to the Outside Directors or as required by law, such Committee may not, without stockholder approval, (i) modify the number of shares of Stock to be awarded to an Outside Director in any given year, (ii) change the times at which, or the period within which, Stock may be delivered under the Director Plan, or (iii) adopt any amendment which would disqualify the Director Plan for the exemption afforded by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any modification of any of the terms and provisions of the Director Plan may not be made more than once every six months, other than to comport with changes in the Internal Revenue Code, as amended, or the rules thereunder.

NEW PLAN BENEFITS

     The following table sets forth the number of shares of Stock which would be granted automatically to the Outside Directors on December 31, 1996 if the Director Plan is approved by the Corporation's stockholders at the Annual Meeting.

                       1996 OUTSIDE DIRECTOR STOCK AWARDS

                   POSITION                                                  NUMBER OF SHARES
                   --------                                                  ----------------
All Outside Directors as a Group (10 persons).................................    3,000(1)

---------------

(1) Does not include shares of Stock that will be granted to former Outside Directors who served as directors for a portion of the year and will be entitled to an award proportionate to their length of service in 1996. The Corporation anticipates that the aggregate of such awards in 1996 will not exceed 300 shares of Stock.

OTHER INFORMATION

     Effective as of the Annual Meeting, there will be ten Outside Directors of the Corporation. The closing quotation of the common stock of the Corporation on February 26, 1996, as reported in the Wall Street Journal Listing of Composite Transactions was $77.50 per share.

     A favorable vote by the holders of a majority of the Corporation's common stock present, or represented, and voting at the Annual Meeting is required to approve the Director Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN.

1997 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the Corporation's 1997 Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 1997 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at such address no later than November 6, 1996. Upon receipt of any such proposal, the Corporation will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposals be forwarded by certified mail - return receipt requested.

OTHER MATTERS

     The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                            By order of the Board of Directors.

                                            /s/  DONALD M. CROOK

                                            Donald M. Crook
                                            Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
Telephone (214) 281-1200

March 6, 1996

                                                                       EXHIBIT A

                           KIMBERLY-CLARK CORPORATION
                               OUTSIDE DIRECTORS'
                            STOCK COMPENSATION PLAN

1. INTRODUCTION

     The Kimberly-Clark Outside Directors' Stock Compensation Plan (the "Plan") specifies the compensation to be paid by Kimberly-Clark Corporation (the "Company") in the form of shares of restricted common stock, par value $1.25 per share, of the Company ("Stock") for services performed by Outside Directors (as hereinafter defined).

     The Plan is intended to promote the interests of the Company and its stockholders by enhancing the Company's ability to attract, motivate and retain as Outside Directors persons of training, experience and ability, and to encourage the highest level of Outside Director performance by aligning the Outside Directors' economic interests more closely with those of the Company's stockholders.

2. DEFINITIONS

     Unless otherwise defined in the text of the Plan, capitalized terms herein shall have the meanings set forth in this Section 2.

          (a) "Account" means the internal account maintained by the Company in which cash dividends and interest thereon are accumulated for the benefit of each Outside Director pursuant to the Plan.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Committee" means the Compensation Committee of the Board.

          (d) "Director" means a member of the Board.

          (e) "Effective Date" means January 1, 1996, subject to the Plan being approved by the stockholders of the Company as provided in Section 7 below.

          (f) "Outside Director" means a Director who is not on the date of grant of Stock pursuant to the Plan, or within one year prior to the date of such grant, an "employee" of the Company, or any of its subsidiaries or equity companies, within the meaning of Section 3(6) of the Employee Retirement Income Security Act of 1974, as amended.

          (g) "Retainer" means the annual retainer payable to an Outside Director for services rendered as a Director.

          (h) "Rule 16b-3" means Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

          (i) "Stock" means the restricted shares of the Company's common stock, par value $1.25 per share, derived from a pool of 35,000 shares available for grant under the Plan.

          (j) "Stock Retainer" means the portion of each Outside Director's Retainer that is payable in the form of Stock pursuant to the Plan.

3. PARTICIPANTS

     Participation in the Plan is limited to Outside Directors. It is intended that all Outside Directors will be participants in the Plan.

4. ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Committee, which shall have sole and complete discretion and authority with respect thereto, except as expressly limited by the Plan. All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding on all matters relating to the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any Directors, officers or employees of the Company to assist the Committee in the administration of the Plan and to execute documents on behalf of the Committee. The Committee also may delegate to such Directors, officers and employees such other ministerial and limited discretionary duties as it sees fit. No member of the Committee shall be liable for any act done or omitted to be done by such member, or by any other member of the Committee, in connection with the Plan, except for such member's own willful misconduct or as otherwise expressly provided by statute.

     All expenses of administering the Plan shall be paid by the Company.

5. TERM OF PLAN

     The Plan shall become effective as of the Effective Date, subject to the Plan being approved by the holders of the Company's common stock as provided in
Section 7 below. The Plan shall remain in effect until all authorized shares of Stock have been issued, unless sooner amended or terminated by the Committee pursuant to Section 11 hereof.

6. SHARES TO BE GRANTED; ADJUSTMENTS

     (a) Shares To Be Granted

     The aggregate maximum number of shares of Stock available for grant under the Plan shall be 35,000 shares, subject to the adjustment provision set forth in Section 6(b) below. Shares subject to the Plan will be either authorized and unissued shares, or shares that were once issued and subsequently reacquired by the Company in the form of treasury stock.

     (b) Adjustments

     In the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or similar corporate transaction or event affecting the Stock, the Committee shall make appropriate proportional adjustments as are necessary to the number of shares of Stock that may be awarded under the Plan in order to prevent the dilution or enlargement of any rights of any Outside Director, provided that such adjustment shall not result in the issuance of fractional shares. Any fractional share resulting from an adjustment pursuant to this section shall be canceled and a cash equivalent shall be credited to the Outside Director's Account.

7. REGISTRATION AND APPROVAL OF SHARES

     Prior to the distribution of any shares under the Plan, the Stock must be registered with the Securities and Exchange Commission and the Plan must be approved by the affirmative vote of the holders of a majority of the shares of the Company's common stock present or represented by proxy and entitled to vote at the 1996 Annual Meeting of the Company's stockholders.

8. TERMS OF THE GRANTS

     (a) Annual Grant As part of his or her annual Retainer and subject to the availability of shares under Section 6(a), each Outside Director shall be granted, without any further action or authorization, 300 shares of Stock on December 31 of each calendar year during the term of the Plan, commencing on December 31, 1996. Upon the termination of an Outside Director's service as a member of the Board, the Outside Director will be granted, without any further action or authorization, that number of shares of Stock (rounded to the nearest whole number) which is equal to 300 multiplied by a fraction, the numerator of which is the number of full and partial calendar months served by the Outside Director during the applicable year and the denominator of which is 12.

     (b) Dividends Each Outside Director will be entitled to receive all cash dividends and other distributions made with respect to the Stock granted under the Plan. Cash dividends on the Stock shall be credited to each Outside Director's Account if, as and when dividends are declared and paid by the Company with respect to its outstanding shares of common stock. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee. As of the last day of each calendar quarter, or as of the date the Account is distributed, if earlier, such Account shall be credited with an additional amount equal to the product of (a) the daily average balance in such Account during such quarter, and (b) one-fourth of a rate yielding interest equal to the per annum market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the seven calendar days immediately prior to January 1 (for additional amounts to be credited for the subsequent fiscal quarters ending on March 31 and June 30) or July 1 (for additional amounts to be credited for the subsequent fiscal quarters ending September 30 and December 31). In no case, however, shall such interest rate be less than six percent per annum.

     The Accounts established for Outside Directors are merely an administrative convenience and the Company shall not be required to segregate any cash or other property of the Company. Any amounts which become payable to an Outside Director shall be paid from the general assets of the Company.

     (c) Voting Rights Each Outside Director shall have the right to vote or execute proxies with respect to the shares of Stock registered in his or her name.

     (d) Registration, Possession, Issuance and Delivery Each grant of Stock under the Plan shall be immediately registered on the transfer ledgers of the Company in the name of the Outside Director who receives the grant. Possession of the certificate representing shares of Stock shall be retained by the Treasurer of the Company for the benefit of each Outside Director until the provisions of the Plan relating to removal of restrictions have been satisfied as to particular shares of Stock. Thereupon, the Treasurer of the Company shall promptly deliver the certificates for such shares of the Outside Director. Notwithstanding any other provision of the Plan, the grant, issuance or delivery of any shares of Stock may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the grant, issuance or delivery of such shares. The Company shall not be obligated to grant, issue or deliver any such shares if the grant, issuance or delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

     (e) Transfer Restrictions The shares of Stock granted to an Outside Director under the Plan may not be sold, assigned, pledged or otherwise transferred or encumbered by the Outside Director, unless and until the provisions of the Plan relating to removal of restrictions have been satisfied. Thereafter, an Outside Director may transfer or encumber such shares of Stock free from any restrictions under the Plan.

     (f) Removal of Restrictions All of the shares of Stock granted to an Outside Director under the Plan, together with all cash dividends and interest thereon accumulated in the Outside Director's Account, shall become free of restrictions imposed by this Section 8 and shall be distributed to the Outside Director entitled thereto upon his or her termination of service as a member of the Board. None of the shares of Stock granted to an Outside Director under the Plan shall be subject to forfeiture upon the termination of such Outside Director's service as a member of the Board prior to completion of his or her term.

9. NONTRANSFERABILITY OF RIGHTS

     Any distribution under the Plan shall be made only to the applicable Outside Director or his or her estate. No award, sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by an Outside Director or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any Outside Director or his or her estate.

10. NOTICES; DELIVERY OF STOCK CERTIFICATES

     Any notice required or permitted to be given by the Company or the Committee pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Outside Director at the last address shown for the Outside Director on the records of the Company. Delivery of Stock certificates to persons entitled to receive distributions under the Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to such person at his or her last known address on file with the Company.

11. AMENDMENT AND TERMINATION

     The Plan may be amended at any time by the Committee; provided that, except as provided in Section 6(b), the Committee may not, without Company stockholder approval: (i) modify the number of shares of Stock to be awarded to an Outside Director in any given year; (ii) change the times at which, or the period within which, Stock may be delivered under the Plan, or (iii) adopt any amendment which would disqualify the Plan for the exemption afforded by Rule 16b-3. Any modification of any of the terms and provisions of the Plan, including this
Section 11, shall not be made more than once every six (6) months, other than to comport with changes in the Internal Revenue Code, as amended, or the rules thereunder.

     The Plan shall terminate, except with respect to previously awarded grants, upon the earlier of the following dates or events:

          (a) when all Stock available for issuance hereunder has been issued (or been made subject to a grant of Stock);

          (b) upon a date determined by the Committee; or

          (c) December 31, 2005

     Notwithstanding the foregoing, no termination of the Plan shall materially or adversely affect any rights of any Outside Director under any grant previously made pursuant to the Plan.

12. TAXES

     The Company shall require the withholding of any and all taxes that the Company believes to be required to be withheld by any government or agency thereof. The Company, in its discretion, may withhold Stock, with the Company remitting to the appropriate tax authorities the fair market value of the Stock withheld. The Outside Director or his or her estate shall bear all taxes, irrespective of whether withholding is required.

13. GOVERNING LAW

     The terms of the Plan shall be governed, construed, administered and regulated in accordance with the laws of the state of Delaware and applicable federal law. In the event any provision of the Plan shall be determined to be illegal or invalid for any reason, the other provisions of the Plan shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

14. DIRECTOR'S SERVICE

     Nothing contained in the Plan, or with respect to any grant hereunder, shall interfere with or limit in any way the right of stockholders of the Company to remove any Outside Director from the Board, nor confer upon any Outside Director any right to continue to serve on the Board as an Outside Director.

[KIMBERLY-CLARK CORPORATION LOGO]

                           Invitation to Stockholders

                         Notice of 1996 Annual Meeting

                                Proxy Statement


                                     [LOGO]

[KIMBERLY-CLARK CORPORATION LOGO]

P                  P. O. BOX 619100, DALLAS, TEXAS 75261-9100
R        PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 18, 1996
O                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
X
Y

      Wayne R. Sanders, O. George Everbach and Donald M. Crook, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Corporation's Roswell Operations Headquarters, 1400 Holcomb Bridge Road, Roswell, Georgia on April 18, 1996 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

      Please date, sign and return this proxy promptly. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3. If you prefer to vote separately on individual issues you may do so by marking the appropriate boxes on the reverse side.

            IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

       Please return this card in the self-addressed envelope provided.

[X]   PLEASE MARK
      YOUR VOTES AS
      IN THE EXAMPLE.

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
   IT IS NOT NECESSARY TO COMPLETE THE INFORMATION UNDER PROPOSALS 1, 2 AND 3
BELOW UNLESS YOU CHOOSE TO CAUSE YOUR SHARES TO BE VOTED SEPARATELY ON EACH
MATTER TO BE BROUGHT BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

                                   The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
                                                                                                          FOR     AGAINST   ABSTAIN
1. Election of Directors                                           2. Selection of Auditor                [ ]       [ ]      [ ]

NOMINEES: JOHN F. BERGSTROM, PAUL J. COLLINS,
          ROBERT W. DECHERD AND FRANK A. MCPHERSON                 3. Approval of Outside Directors'      [ ]       [ ]      [ ]
(terms to expire at 1999 Annual Meeting of Stockholders)              Stock Compensation Plan

     [ ]    FOR ALL      [ ]   WITHHOLD AUTHORITY
           NOMINEES         TO VOTE FOR ALL NOMINEES

                                                                                      MARK HERE FOR [ ]           MARK HERE  [ ]
[ ] _______________________________________________________________               ADDRESS CHANGE AND NOTE    IF YOU PLAN TO ATTEND
    FOR all nominees, except vote withheld for those named above.                      AT LOWER LEFT              THE MEETING


                                                      I will be accompanied by _____________________________________________________


                                                      Please sign below exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.



                                                      Stockholder  ____________________________________Dated _______________________

                                                      Signature(s) ____________________________________Dated _______________________



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